EXHIBIT 99.2

                           AVAX Technologies, Inc.
                           4520 Main Street, Suite 930
                           Kansas City, MO 64111
                           www.avax-tech.com

                           Nasdaq SmallCap: AVXT

At AVAX Technologies:
Jeffrey M. Jonas, M.D.   David L. Tousley, C.P.A.  Ernest W. Yankee, Ph.D.
President & CEO          Chief Financial Officer   Exec.V.P.-Med. & Reg. Affairs
Phone (816) 960-1333     Phone (816) 960-1333      Phone (816) 960-1333
jmjonas@avax-tech.com    dtousley@avax-tech.com    eyankee@avax-tech.com

At The Financial Relations Board:
Paul Scheeler            Robb Kristopher           Alicia Nieva-Woodgate
General Information      Analyst Inquiries         Media Inquiries
Phone (312) 640-6742     Phone (312) 640-6669      Phone (212) 661-8030
pas@chi.frbd.com         rmk@chi.frbd.com          anw@ny.frbd.com

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 27, 1997

      AVAX INITIATES PHASE III TRIAL FOR M-VAX(TM); ONLY THERAPEUTIC CANCER
       VACCINE KNOWN TO SIGNIFICANTLY INCREASE SURVIVAL RATE FOR MELANOMA
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    Phase III Results Pivotal in FDA Approval Process; AC Vaccine for Stage 3
  Melanoma Demonstrates 5-Year Survival Rate of 58% vs. 20% Historical Based on
                                 Phase I/II Data

KANSAS CITY, Missouri, October 27, 1997 -- AVAX Technologies, Inc. (Nasdaq
SmallCap: AVXT) today announced the Company has initiated a Phase III clinical trial for M-Vax(TM), a therapeutic vaccine for melanoma based on the Company's core AC Vaccine technology. The Company and its researchers believe this to be the first therapeutic cancer vaccine to show a substantial increase in the survival rate for patients with stage 3 melanoma.

The announcement follows the Company's earlier meeting with officials from the Center for Biologics Evaluation and Research of the U.S. Food and Drug Administration (FDA). Following this meeting to discuss the proposed Phase III clinical trial, the Company has moved forward with a multi-center efficacy trial for the M-Vax therapeutic vaccine in patients with melanoma in whom tumors have spread to their lymph nodes.

Phase III Trial to Allow for Early Approval

The prospectively randomized Phase III study seeks to provide evidence that M-Vax is superior to high-dose alpha interferon, currently the only FDA-approved therapy for these patients. The measured outcomes will be disease progression and overall survival. The study allows for a planned early analysis, comparing time to disease progression between patients randomized to treatment with M-Vax and patients randomized to alpha interferon.

                                     -more-

Should this early analysis show that time to disease progression in the group treated with M-Vax is clearly greater than that observed in the comparison group, AVAX will seek to obtain Marketing Clearance before completion of the full Phase III study.

"We are pleased to have started Phase III patient enrollment for M-Vax," said president and chief executive officer, Jeffrey M. Jonas, M.D. "Initiating a Phase III trial is pivotal for establishing the effectiveness of the Company's core AC Vaccine technology as we develop a family of products for treating a variety of cancers, focusing initially on a therapeutic vaccine for melanoma."

Leading Melanoma Researcher to Participate in Phase III Trial

The multi-center Phase III trial will have as senior principal investigator Dr. David Berd, a Clinical Oncologist and Professor of Medicine at Jefferson Medical College and Thomas Jefferson University (TJU) Kimmel Cancer Center in Philadelphia. Dr. Berd is Chairman of the AVAX Scientific Advisory Board and the inventor of the AC Vaccine technology licensed from TJU for development by AVAX.

Dr. Berd has conducted several Phase I/II physician-sponsored clinical trials for the treatment of malignant melanoma using the AC Vaccine at TJU over the past several years. The preparation of the vaccine involves removing tumor cells from the patient and modifying them with a small molecule known as a hapten. The product, when administered to the same patient, is believed to stimulate the patient's immune system to prevent regrowth of the cancer.

Results of Phase I/II Trials

The purpose of the ongoing research has been to determine whether such a treatment is effective for melanoma patients whose tumors have spread to lymph nodes. Following standard surgical removal of the tumors, patients were treated with the AC Vaccine on a monthly or weekly schedule.

In the June, 1997 issue of The Journal of Clinical Oncology, a leading cancer research publication, Dr. Berd reported the results of treatments on 62 patients with metastases in a single lymph node area (stage 3) which showed that 36 were still alive after a median follow-up time of 55 months. These patients ranged in age from 26 to 79 years old. The projected 5-year relapse-free and overall survival rates for these patients were 45% and 58%, respectively.

An unexpected finding was the significantly better survival of older patients. The researchers projected that the 5-year survival rate of patients over 50 was 71%, versus 47% for those under 50. Also, a delayed-type hypersensitivity (DTH) response to unmodified autologous melanoma cells was associated with a significantly longer 5-year survival rate of 71%, versus 49% for those who did not show the DTH response. Further, the median survival time from the date of first recurrence of the disease was at least 19.4 months for patients whose subcutaneous recurrence demonstrated an inflammatory response, versus 5.9 months for those without such a response.

                                     -more-

Only Minor Side Effects Seen in AC Vaccine Patients

It was also reported that only relatively minor side effects, such as mild, temporary nausea and soreness or swelling at the site of the application of the AC Vaccine, have been witnessed to date. These mild side effects were almost entirely attributable to the cyclophosphamide or BCG adjuvants used in administering the vaccine.

Disease Demographics for Melanoma

Melanoma, a form of skin cancer, is one of the deadliest types of cancer in its later stages once it has metastasized. Melanoma is also one of the fastest-increasing types of cancer in the U.S., according to the American Cancer Society, which estimates that 40,300 people will be diagnosed with melanoma and 7,300 people will die from the disease in 1997.

Since 1973, the incidence rate of melanoma has increased about 4% per year from
5.7 per 100,000 in 1973 to 12.2 per 100,000 in 1993. A major risk factor for melanoma is believed to be overexposure to ultraviolet radiation, particularly among fairer-skinned people. The 5-year historical (surgery-only) survival rate for clinical stage 3 malignant melanoma, based on published data, is approximately 20%.

Company and Product Technology Overview

M-Vax is one of several therapeutic vaccines for cancer based on the Company's core AC Vaccine technology under development by AVAX Technologies. The Company recently announced a Phase II study in ovarian cancer patients. In addition to AC Vaccines for ovarian and other cancers, AVAX also currently has under research and development two series of patented compounds -- Topoisomerase Inhibitors and Novel Anti-Estrogens -- which belong to classes of chemotherapeutic agents with clinically-proven anti-cancer capabilities.

AVAX Technologies is a development stage biopharmaceutical company which acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The Company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

                                     -more-

Cautionary Statement

Statements in this news release that are not strictly historical, including statements as to plans and objectives, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although AVAX Technologies believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. Factors that could cause actual results to differ materially from AVAX Technologies' expectations include, among others, the Company's dependence on licenses and sponsored research agreements; the ability of the Company and others to clinically develop, manufacture and market the Company's pharmaceutical products; government regulation and approval by the FDA of the Company's products for sale in the U.S.; the Company's ability to obtain additional financing needed for manufacturing, marketing and distribution of the Company's products; the Company's access to and the market's acceptance of new products; a limited public market for the Company's stock; possible price volatility and illiquidity of the Company's stock; as well as the risks, uncertainties, and other factors described in the Company's prospectus and other documents on file with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

       For additional information on AVAX Technologies toll-free via fax, simply dial 1-800-PRO-INFO, follow the voice menu prompts
           and enter the company code "AVXT" on any touch tone phone.

            Visit the AVAX Technologies website at: www.avax-tech.com

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